Page 16 of 21 pages

                                    EXHIBIT B

                                VOTING AGREEMENT

         VOTING AGREEMENT, dated as of October 28, 1998 (this "Agreement"), among TIMET Finance Management Company, a Delaware corporation (the "Investor"), Titanium Metals Corporation, a Delaware corporation ("TMC"), Societe Industrielle de Materiaux Avances, a societe anonyme organized under the laws of the Republic of France ("SIMA"), LWH Holding S.A., a Luxembourg corporation ("LWH"), and Advanced Materials Investments Holding S.A., a Luxembourg corporation ("AMI" and together with SIMA and LWH, the "Stockholders");

         WHEREAS, Special Metals Corporation, a Delaware corporation (the "Company"), the Investor and TMC have entered into an Investment Agreement, dated as of July 8, 1998, as amended on October 28, 1998 (as so amended, the "Investment Agreement"), which provides for, among other things, the issuance and sale by the Company to the Investor of 1,600,000 shares of its 6.625% Series A Senior Convertible Preferred Stock, having a liquidation amount of $50.00 per share (the "Preferred Securities");

         WHEREAS, as of the date hereof, SIMA owns 5,952,000 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock"), LWH owns 3,580,000 shares of Common Stock and AMI owns 2,092,500 shares of Common Stock;

         WHEREAS, as a condition to the willingness of the Investor and TMC to enter into the Investment Agreement, the Investor and TMC have required that the Stockholders agree, and in order to induce the Investor and TMC to enter into the Investment Agreement, the Stockholders have agreed, to enter into this Agreement with respect to all the shares of Common Stock now owned and which may hereafter be acquired by the Stockholders (the "Shares").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.

         Section 1.01. Voting Agreement. Each of the Stockholders hereby agrees that during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Stockholder shall vote the Shares: (a) in favor of the issuance of shares of the Company's Common Stock upon conversion of the
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                                                             Page 17 of 21 pages


Preferred Securities, upon the terms and conditions set forth in the Investment Agreement and the Certificate of Designation (as such term is defined in the Investment Agreement) (such vote is referred to herein as the "Conversion Vote"), and (b) in favor of the election to the Board of Directors of the Company of the Investor Nominees (as defined under the Investment Agreement) selected by the Investor in accordance with Section 5 of the Investment Agreement and, if applicable, Section 9(b)(iii) of the Certificate of Designation. Each of the Stockholders acknowledges receipt and review of a copy of the Investment Agreement and the Certificate of Designation.

                                   ARTICLE II.
               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each of the Stockholders hereby represents and warrants to each of the Investor and TMC as follows:

         Section 2.01. Authority Relative to This Agreement. The Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder, and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement or to consummate such transactions.

         Section 2.02. Enforceability. This Agreement has been duly authorized, executed and delivered by the Stockholder and, assuming the due authorization, execution an delivery by the Investor and TMC, constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

         Section 2.03. No Conflict. (a) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, (i) conflict with or violate the organizational documents of the Stockholder, (ii) conflict with or violate any material law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which the Shares are bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected, except, in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not materially prevent or delay the performance by the Stockholder of its obligations under this Agreement.
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                                                             Page 18 of 21 pages


                  (b) The execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity or agency except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not materially prevent or delay the performance by the Stockholder of its obligations under this Agreement.

         Section 2.04. Title to the Shares. As of the date hereof, the Stockholder is the record and beneficial owner of 5,952,000 shares of Common Stock in the case of SIMA, 3,580,000 shares of Common Stock in the case of LWH, and 2,092,500 shares of Common Stock in the case of AMI. Such Shares are all the securities of the Company owned, either of record or beneficially, by the Stockholder. The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares, except to the extent set forth in the Stockholders' Agreement, dated as of February 25, 1997, as amended, among the Company and the Stockholders (the "Stockholders' Agreement").

                                  ARTICLE III.

                          COVENANTS OF THE STOCKHOLDERS

         Section 3.01. No Inconsistent Agreement. Each of the Stockholders hereby covenants and agrees that, except as contemplated by this Agreement, the Stockholders' Agreement and the Investment Agreement, the Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement or commit any other act that could restrict or otherwise affect such Stockholders' legal power, authority and right to vote all shares in accordance with this Agreement; provided, however, that nothing in this Section 3.1 shall prevent the transfer, sale, pledge or other disposition by any Stockholder of its Shares, subject to the provisions of Section 3.2.

         Section 3.02. Transfer of Title. Each of the Stockholders hereby covenants and agrees that until such time as the Stockholder has satisfied its obligations with respect to the Conversion Vote as provided under Section 1.1, the Stockholder shall not transfer record or beneficial ownership of any of its Shares unless (i) the transferee agrees in writing to be bound by the terms and conditions of this Agreement, or (ii) immediately following such transfer the Stockholders collectively own Shares representing in the aggregate at least 51% of the voting power of the outstanding voting securities of the Company.
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                                                             Page 19 of 21 pages

                                   ARTICLE IV.

                                  MISCELLANEOUS

         Section 4.01. Termination. This Agreement shall terminate upon the earlier of (i) the termination of the Investment Agreement, or (ii) the first day upon which the Investor, TMC or their subsidiaries are no longer entitled to designate any Investor Nominee to the Board of Directors of the Company in accordance with the Investment Agreement or, if applicable, the Certificate of Designation.

         Section 4.02. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         Section 4.03. Entire Agreement. This Agreement constitutes the entire agreement among the Company and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the Company and the Stockholders with respect to the subject matter hereof.

         Section 4.04. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. All waivers must be in writing.

         Section 4.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

         Section 4.06. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that the laws of the State of Delaware shall govern the relative rights, obligations, powers, duties and other internal affairs of the Company.

         Section 4.07. Jurisdiction. All disputes arising in connection with this Agreement and all agreements entered into pursuant to this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with said Rules. The
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                                                             Page 20 of 21 pages


arbitrators shall be attorneys or judges of high repute. The place of arbitration shall be Brussels, Belgium. The proceedings shall be conducted in the English language. The expenses of the arbitration shall be borne between the parties as determined by the arbitrators; each of the parties, however, shall bear the expenses of its own legal counsel. This Agreement shall be enforceable and judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

         Section 4.08. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

         Section 4.09. Notices. All notices and other communications under this Agreement shall be in writing and shall be considered given when delivered personally, or by prepaid cable, telex or telecopy, confirmed by a registered or certified airmail letter, postage prepaid, addressed to the parties at the following addresses (or at such other address as a party may specify by notice hereunder):

         If to SIMA, to it at:

                           41, Rue de Villiers, BP 120
                           92202 Neuilly Sur Seine Cedex
                           France
                           Telecopy: (1) 47576939

         If to LWH, to it at:

                           Boulevard Royal 3
                           L-2449 Luxembourg
                           Telecopy: 352-47-12-55

         If to AMI, to it at:

                           3A Rue Guillaume Kroll
                           L-1882 Luxembourg
                           Telecopy: 352-47-18-80

         If to the Investor or TMC, to it at:

                           1999 Broadway, Suite 4300
                           Denver, Colorado 80202
                           Telecopy: (303) 291-2990

         Section 4.10. Captions. The captions herein are inserted for convenience only and shall not define, limit, extend or describe the scope of this Agreement or affect the construction hereof.
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                                                             Page 21 of 21 pages


         Section 4.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective and binding upon each party hereto upon the execution and delivery of a counterpart hereof by such party.

         IN WITNESS WHEREOF, the Stockholders, the Investor and TMC have caused this Agreement to be duly executed on the date hereof.


                                    TIMET FINANCE MANAGEMENT COMPANY

                                    By: /s/ SUSAN E. ALDERTON
                                    -------------------------
                                    Name:  Susan E. Alderton
                                    Title: Treasurer


                                    TITANIUM METALS CORPORATION

                                    By: /s/ ROBERT E. MUSGRAVES
                                    ---------------------------
                                    Name:  Robert E. Musgraves
                                    Title: Vice President, General Counsel and
                                           Secretary


                                    SOCIETE INDUSTRIELLE DE MATERIAUX
                                    AVANCES

                                    By: /s/ EDOUARD DUVAL
                                    ---------------------
                                    Name:  Edouard Duval
                                    Title: Gerant


                                    LWH HOLDING S.A.

                                    By: /s/ CARLOS S. LANDIN
                                    ------------------------
                                    Name:  Carlos L. Landin
                                    Title:


                                    ADVANCED MATERIALS INVESTMENTS
                                    HOLDING S.A.

                                    By: /s/ JEAN CHAUVEAU
                                    ---------------------
                                    Name:  Jean Chauveau
                                    Title: